
Cardinal Ethanol News
Fueling energy independence.

June 2018

Cardinal Ethanol Celebrating 10-Years of Excellence


Cardinal Ethanol
FAGEN
INC.

Cardinal Ethanol ground breaking ceremony held in 2006.

Cardinal is gearing up to celebrate our 10-Year Anniversary in September of 2018. Cardinal was founded in 2004 by a group of local farmers and businessmen. Cardinal started construction after groundbreaking in 2007 and began operations in the fall of 2008 with a goal of producing 100 million gallons of ethanol a year.

Cardinal began operations with 1,000,000 bushels of grain storage, grinding approximately 100,000 bushels of corn per day and producing approximately 285,000 gallons of ethanol daily. Today, with the addition of more storage capacity, an expanded rail yard, additional fermentation capacity and many other technology additions that allow for greater efficiencies, Cardinal is producing over 130 million gallons of ethanol per year or approximated 380,000 gallons of ethanol daily. Now, Cardinal is grinding more than 42 million bushels of corn on an annual basis.

Cardinal has created many jobs in Randolph County and has given area farmers and commercial operations a local outlet to conduct their grain business. Along with the growth of operations over the past 10 years, we have maintained nearly half of our workforce since inception.

Nineteen of our current fifty-four employees have been with Cardinal since 2008. Cardinal would like to give a special thanks to our many investors, faithful business partners and encouraging community for supporting us over the past decade.

Cardinal Ethanol under construction 2007-2018:





Cardinal Ethanol 2018:





Celebrate With Us!

To celebrate this important milestone, Cardinal Ethanol will be hosting a pancake and sausage breakfast on September 15th from 8:00 A.M. to noon. This event will be open to the public and will feature a partnership with Union City, Indiana and Ohio Fire Department's Squad One project. Donations to Squad One will be accepted during the celebration. Attractions of the day will include a virtual tour of the plant, emergency vehicle exhibits, bounce houses and corn maze for the kids, ethanol education trailer, and more! We encourage investors, farmers, business partners, and community members to come celebrate this special event with us.

Quarter Ended June 30, 2018 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the quarter ended June 30, 2018. Some of the highlights from the period include:

- Net income was approximately $4.8 million or about $333 per unit for the nine months ended June 30, 2018.
- Distributions paid for the nine months ended June 30, 2018 totaled $700 per unit.
- The average price per gallon of ethanol sold for the nine months ended June 30, 2018 was approximately 15.92% lower than our average price per gallon of ethanol sold for the same period in 2017. This decrease is due to increased industry-wide production which was in excess of demand.
- We are currently operating at approximately 38% above our nameplate capacity.
- Our revenues from DDGS increased in the nine months ended June 30, 2018 as compared to the same period in 2017. This increase is mainly a result of an increase in the average market price per ton of DDGS sold. Prices were up approximately 46.53% compared to the same period in 2017.
- Our revenues from corn oil sales were comparable in the nine months ended June 30, 2018 as compared to the same period in 2017. The average price per pound of corn oil was lower for the nine months ended June 30, 2018 as compared to the same period in 2017 but we sold more tons of corn oil.
- We used approximately 6.62% more corn during the nine months ended June 30, 2018 to produce ethanol, DDGS, and corn oil as compared to the same period in 2017.
- Corn prices were approximately 2.13% lower this year compared to the same period in 2017. Corn supplies have been sufficient locally and we have had no difficulty sourcing corn during our third fiscal quarter.

Distributions

At the August 21st meeting, the board approved a distribution in the amount of $250 per unit for holders of record at the close of business on that date. This distribution will be paid by the end of August 2018. Remember to keep us updated with your current contact information so that we can get your money to you. Also, please be mindful of checking the website and/or SEC website to find out if distributions have been declared before calling our office. When you call our office with any investor related questions, you will want to speak with Bill Dartt, Ashleigh Lawrence or Jacqueline Peed.

3rd Quarter 2018 Financial Results *

Statements of Operations (Nine Months Ended)		
	6/30/2018	*6/30/2017*
Revenues	$ 192,765,153	$ 168,428,966
Cost of Goods Sold	182,108,709	155,115,697
Gross Profit	10,656,444	13,313,269
Operating Expenses	5,192,734	4,132,967
Operating Income	5,463,710	9,180,302
Other Income (Expense)	(596,667)	(218,556)
Net Income	$ 4,867,043	$ 8,961,746
Net Income Per Unit	$ 333	$ 614
Balance Sheets		
	6/30/2018	*9/30/2017*
Assets	$ 153,046,974	$ 159,171,996
Current Liabilities	$ 17,465,956	$ 18,007,407
Long Term Debt	$ 14,355,344	$ 14,581,758
Member's Equity	$ 121,225,674	$ 126,582,831
Total Liabilities & Member's Equity	$ 153,046,974	$ 159,171,996
Book Value Per Share	$ 8,300	$ 8,666

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "SEC Info". Please call our office if you need any assistance in obtaining or understanding the reports.

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K and the unaudited Financial Statements and accompanying notes included in our Quarterly Report on Form 10-Q, which are available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Cardinal's Biggest Assets



It is with deep regret and sorrow that we announce the passing of our Commodity Manager, Gregory Roy. Greg began working for Cardinal in March of 2014 after working for many other successful grain companies.

Greg worked at Central Soya in Decatur, Central States in Fort Wayne, Bunge in Chicago and Danville, Bartlett Grain in Kansas City, EMP Co-Op in Edgerton, Central States in Montpelier and Central States in Florida before joining our Cardinal family.

Greg loved the grain merchandising business and dedicated many hours of his life to his career. He will be greatly missed by his family, friends, customers, community and Cardinal family.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:
This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these

risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.